Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made and entered into this 20th day of November, 2023 by and between The Hain Celestial Group, Inc. (“Hain” or the “Company”) and Chris Bellairs (“Employee”).

WHEREAS, Hain and Employee are parties to a Letter of Employment dated January 18, 2022 (the “Letter of Employment”); and

WHEREAS, Hain and Employee wish to amicably terminate Employee’s employment with Hain;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth therein, Hain and Employee agree as follows:

1.Termination of Employment

Employee’s last day of employment with Hain is November 20, 2023 (the “Termination Date”).

2.Severance Payments by Hain

As consideration for signing this Agreement and Employee’s complete compliance therewith, Hain shall provide Employee with cash severance in the aggregate amount of $1,032,763 (equal to Employee’s annual base salary plus Employee’s target annual bonus as of the Termination Date), less applicable withholdings and deductions, payable over a period of 12 months starting from the Effective Date (as defined below), payable in biweekly installments in accordance with the general payroll practices of the Company. This severance is in accordance with the severance obligation provided in Paragraph 4 of the Letter of Employment in the event of a termination by the Company without cause.

3.Treatment of Outstanding Equity Awards

All outstanding equity awards held by Employee shall be treated in accordance with their terms upon a termination by the Company without cause. Accordingly, all unvested equity awards held by Employee will be forfeited in their entirety as of the Termination Date.

4.Benefits

Hain agrees to continue Employee’s medical, dental and vision coverage through November 30, 2023, in accordance with Hain’s standard policy for U.S. employees. Thereafter, Employee will be eligible to elect to continue medical, dental and vision plan coverage pursuant to the notice sent to Employee by the Company’s insurance provider in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If Employee properly and timely elects medical, dental, and/or vision coverage pursuant to COBRA as coverage existed as of the Termination Date, Hain agrees to pay the cost of the premium for such elected coverage (subject to applicable taxes) for a period of 12 months, beginning on December 1, 2023 and ending November 30, 2024, provided Employee remains eligible for COBRA coverage continuation. Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at Employee’s own expense, in accordance with applicable law. In the event Employee becomes eligible for coverage under another employer’s plan or elects participation in another group medical and dental plan, Hain’s obligation to continue paying premiums under this Section shall cease immediately. Employee shall notify Hain immediately of Employee’s eligibility for coverage under another employer’s plan so that Hain may cease making COBRA payments on Employee’s behalf.

Employee's participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, Life Insurance, AD&D, Long Term Disability, 401(k), and the vesting of equity grants as applicable) cease on the Termination Date.

5.No Further Payment of Salary, Bonuses or Other Benefits or Compensation

Except with respect to (A) the severance payments provided by Section 2 hereof, (B) the benefits provided by Section 4 hereof and (C) accrued vacation through the Termination Date (which accrued and unused vacation will be paid to Employee in accordance with the Company’s standard policy and practices), Employee acknowledges and represents that, as of the date Employee signed this Agreement, Hain has paid all salary, wages, bonuses, equity, housing allowances, relocation costs, interest, severance, stock, fees, commissions, and any and all other benefits and compensation due to Employee.

6.Indemnification

Notwithstanding anything to the contrary herein, including any release by Employee herein, to the fullest extent permitted by applicable law and the provisions of the existing Hain Certificate of Incorporation, Hain shall indemnify and hold harmless Employee from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by Employee), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against Employee in any way related to Employee’s employment by Hain, or the management or administration of Hain, or in connection with the business or affairs of Hain or the activities of Employee on behalf of the Company; provided that Employee shall not be entitled to indemnification hereunder for Claims and Expenses that are (i) incurred by Employee as plaintiff in any action, suit or proceeding brought against the Company or (ii) incurred by Employee as a defendant in any action, suit or proceeding brought against Employee by a third party and found by a court of competent jurisdiction in a final judgment not subject to further appeal to be attributable to Employee’s fraud, gross negligence or willful misconduct.

7.Release by Employee
Employee agrees that Employee would not be entitled to the consideration and benefits set forth in Section 2 and Section 4 hereof absent Employee’s execution and fulfillment of this Agreement. As a consequence of execution of this Agreement, Hain and its current and former officers, directors, employees, agents, investors, attorneys, creditors, counsel, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns and any other affiliated or related person or entity (the “Releasees”) have no outstanding obligations to Employee. Employee, on Employee’s own behalf, and on behalf of Employee’s present and former heirs, family members, executors, creditors, agents, assigns and any other affiliated or related person or entity, hereby fully and forever releases Hain and the other Releasees from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess up to and including the Effective Date of this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee's employment with Hain, or the termination of that employment;
b.any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; qui tam;

whistleblower, battery; invasion of privacy; false imprisonment; and conversion;
d.any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the New York State Executive Law (including its Human Rights Law); the New York City Administrative Code (including its Human Rights Law); the New York State Labor Law; the New York wage, wage payment, wage theft and wage-hour laws; and the Sarbanes-Oxley Act;
e.any and all claims for violation of the federal, or any state, constitution;
f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h.any and all claims for attorneys’ fees and costs.
Hain and Employee agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released for all time. Employee agrees and understands this Agreement provides a full and final general release covering all known and unknown and anticipated and unanticipated injuries, debts, or damages which may have arisen, or which may arise, connected with all matters from the beginning of time to the Effective Date, as well as those injuries, debts, claims or damages now known or disclosed which may have arisen, or which may arise, from Employee’s employment with or separation from Hain on the Termination Date.

This release is not intended to bar claims for workers’ compensation benefits or unemployment insurance benefits, but Employee acknowledges that Employee is not aware of any work-related condition or injury. Moreover, Employee and Hain acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigation, hearing, whistleblower proceeding, or other federal, state or local governmental agency (“Governmental Agency”) proceeding, but Employee waives the right to any personal remedy, to the maximum extent permitted by law, except that this Agreement does not limit Employee’s right to receive an award for information provided to any Governmental Agency.

8.Acknowledgement of Waiver of Claims Under ADEA

Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and Hain agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that:
a.Employee should consult with an attorney prior to executing this Agreement;
b.Employee has up to twenty-one (21) days within which to consider this Agreement;
c.Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement;
d.this Agreement shall not be effective until the revocation period has expired; and
e.nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. However, if the release of ADEA claims or any other claim is set aside or limited, all monies paid hereunder shall be set-off against any relief or recovery.
9.No Admission of Liability

Neither this Agreement, nor anything contained herein, shall be construed as an admission by the Company that it has in any respect violated or abridged any Federal, State, or local law or any right or obligation that it may owe or may have owed to Employee. No final findings or final judgments have been made and Employee does not purport and will not claim to be a prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than in a proceeding for breach of the terms contained herein.

10.Cooperation by Employee

To the maximum extent permitted by law, Employee shall assist Hain in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Hain or any of the Releasees without additional compensation, provided, however that Hain will reimburse Employee for reasonable out-of-pocket and travel-related expenses incurred with providing such assistance. Employee and Hain acknowledge this Section does not limit the right, where applicable, to file or participate in an investigative proceeding of any Governmental Agency without requiring notice to Hain or any of the Releasees; Employee nevertheless understands that because of the waiver and general release Employee freely provides by signing this Agreement, Employee cannot obtain any monetary relief or recovery in any such proceeding to the extent permitted by law, except that this Agreement does not limit Employee’s right to receive an award for information provided to any Governmental Agency, as set forth in Section 7.

11.Confidential and Proprietary Information of Hain

In accordance with the Confidentiality, Non-Interference, and Invention Assignment Agreements in existence between the Employee and the Company (the “Restrictive Covenant Agreements”), Employee understands and agrees that all books, records, documents and information, whether written or not, pertaining to Hain's business activities, are the confidential and proprietary property of Hain (hereinafter referred to as "trade secrets and confidential and proprietary information") and must be returned in full and without retention of copies. Employee warrants, covenants, and agrees that Employee will not disclose any of Hain's trade secrets and confidential and proprietary information to any person or entity not employed, owned by, or otherwise affiliated with Hain or use such information for Employee’s own benefit or the benefit of any person or entity not employed, owned by, or otherwise affiliated with Hain. Employee further agrees that Employee shall not be entitled to copies, in any form, of such trade secrets and confidential and proprietary information and Employee shall immediately return to Hain any copies of such information currently in Employee’s possession or control. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit Employee from disclosing Employee’s own wages or other employment terms as provided by law.

Notwithstanding anything herein to the contrary, this Agreement does not limit or interfere with Employee’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

12.Post-Employment Restrictive Covenants

Employee acknowledges that the provisions of the Restrictive Covenant Agreements that are designed to survive the termination of Employee’s employment shall survive in full force and effect for the applicable periods contained therein. For the avoidance of doubt, such provisions of the Restrictive Covenant Agreements that shall survive the termination of the Employee’s employment include, without limitation, Section 1 (Confidential Information), Section 2 (Developments), Section 3 (Returning Company Documents and Equipment) and Section 4 (Restrictions on Interfering) (collectively, the “Post-Employment Restrictive Covenants”).

13.Return of Physical Property by Employee

Employee acknowledges Employee’s immediate responsibility to fully and unconditionally return all tangible property of Hain to Hain on or before the Termination Date. Employee acknowledges that prior to Employee’s termination, Employee will not alter or remove any Hain related data or documents from any electronic property of the Company and Employee will return all electronic property in full working order.

14.Nondisparagement

Employee agrees to refrain from any defamation, libel or slander of Hain or any of the Releasees to any person or entity including but not limited to Hain’s past, present or future customers, employees, clients, contractors, vendors, or to the media or consumer packaged goods community via any form of communication including written, oral, or electronic. Employee also agrees not to publish, discuss or comment on any remarks related to Hain or any of the other Releasees in any forum, including the internet, any web site or blog. Further, Employee agrees to refrain from any tortious interference with Hain’s or the Releasees’ contracts and relationships. If Hain’s Human Resources representatives are contacted by any potential future employers of Employee for a reference, Hain’s Human Resources representative shall provide Employee’s dates of employment and last position at Hain.

15.No Consideration Absent Execution of this Agreement

Employee agrees and understands that the Company has no obligation to pay or provide (A) the severance payments provided by Section 2 hereof or (B) the benefits provided by Section 4 hereof unless Employee signs this Agreement and follows its terms.

16.Entire Agreement and Severability

The parties hereto agree that this Agreement may not be modified, altered or changed, except by a written agreement signed by the parties hereto. This Agreement represents the entire agreement and understanding between Hain and Employee concerning the subject matter of this Agreement and Employee's relationship with Hain, and supersedes and replaces any and all prior agreements and understandings between the parties concerning the subject matter of this Agreement and Employee's relationship with Hain, provided that as set forth in Section 12 above, the provisions of the Restrictive Covenant Agreements that are designed to survive the termination of Employee’s employment, including without limitation the Post-Employment Restrictive Covenants, shall survive in full force and effect for the applicable periods contained therein. If any provision of this Agreement is held to be invalid, the court rendering that finding shall interpret or modify each such clause to be enforceable to fulfill the parties’ stated intent. If that cannot be done, such clause(s) shall be void and the remaining provisions shall remain in full force and effect. If any term or provision of this Agreement or the application thereof to Employee or circumstance shall to any extent be invalid or unenforceable, such provision will be modified, rewritten or interpreted by the parties to include as much of its nature and scope as will render it enforceable. Otherwise, Hain shall be entitled to the return of the entire consideration under this Agreement.

17.Breach of Agreement or Post-Employment Restrictive Covenants

Employee acknowledges and agrees that should Employee breach this Agreement or the Post-Employment Restrictive Covenants, the Company shall be entitled immediately to recover 95% of the severance payments, other payments and benefits set forth in Section 2 and Section 4 already provided and to cease any outstanding consideration without impacting Employee’s release of claims and other obligations hereunder, without limitation to any other remedies, including equitable remedies. In addition, Hain shall be entitled to recover its costs and fees, including reasonable attorneys’ fees, incurred in the successful enforcement of any such relief.

18.Resolution of Disputes/Waiver of Jury Trial

Any controversy or claim arising out of this Agreement, or the breach thereof, shall be decided by an appropriate state or federal court nearest to Hain’s corporate headquarters, and all such claims shall be adjudicated by a judge sitting without a jury.

19.Governing Law

This Agreement shall be governed by the laws of the State of New York, without regard for choice of law provisions.

20.Effective Date

This Agreement is effective after it has been signed by both parties and after eight (8) days have passed following the date of Employee’s signature on the Agreement (the “Effective Date”). Any revocation prior to the eighth day after the date of Employee’s signature must be submitted, in writing, to Kristy Meringolo, Executive Vice President, Chief Legal and Corporate Affairs Officer and state, “I hereby revoke my acceptance of our Separation Agreement and General Release.” The revocation must be delivered to Kristy Meringolo and postmarked within seven (7) calendar days of execution of this Agreement.

21.Capability to Waive Claims

Employee is competent to effect a knowing and voluntary general and unlimited release of all claims and to enter into this Agreement. Employee is not affected or impaired in Employee’s ability voluntarily and knowingly to consider and to execute this Agreement, whether by illness, use of alcohol, drugs or other substances or conditions. Employee is not a party to any bankruptcy, lien, assignment, creditor-debtor or other proceeding which would impair the right to settle all claims against Hain or to waive all claims that Employee may have against Released Parties.

22.Voluntary Execution

Employee acknowledges that Employee has carefully read this Agreement and understands all of its terms including the general and final release of claims set forth above and covenant not to sue. Employee further acknowledges that Employee has voluntarily entered into this Agreement; that Employee has not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that the consideration received for executing this Agreement is greater than that to which Employee may otherwise be entitled; and that this document gives Employee the opportunity and encourages Employee to have this Agreement reviewed by Employee’s attorney and tax advisor.

EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE MAY REVOKE THIS AGREEMENT DURING THE SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO KRISTY MERINGOLO, EXECUTIVE VICE PRESIDENT, CHIEF PEOPLE OFFICER AND STATE, "I HEREBY REVOKE

MY ACCEPTANCE OF OUR SEPARATION AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO KRISTY MERINGOLO OR HER DESIGNEE, OR MAILED TO KRISTY MERINGOLO AT THE HAIN CELESTIAL GROUP, INC., 4600 SLEEPYTIME DRIVE, BOULDER, CO 80301 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS AGAINST HAIN AND RELEASEES.

[Signature Page Follows]

The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

THE HAIN CELESTIAL GROUP, INC.

/s/ Chris Bellairs	/s/ Kristy Meringolo
Chris Bellairs	Kristy Meringolo
Executive Vice President, Chief Legal and Corporate Affairs Officer

Date: 11/20/23	Date: November 20, 2023